CERTIFICATE OF MERGER
                                     OF
                         CORONADO SUBSIDIARY CORP..
                            a Nevada Corporation
                                     and
                               NATUROL, INC.,
                            a Nevada corporation



     The undersigned corporations, CORONADO SUBSIDIARY CORP., a Nevada corporation ("CSC"), and NATUROL, INC., a Nevada corporation ("NI"), do hereby certify:

     1. CSC is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on January 11, 2002.

     2. NI is a corporation duly organized and validly existing under the laws of the State of Nevada. Articles of Incorporation were originally filed on June 19, 2001.

     3. NI and CSC are parties to a Merger Agreement, as amended, pursuant to which CSC will be merged with and into NI. Upon completion of the merger NI will be the surviving corporation in the merger and SCS will be dissolved. Pursuant to the Merger Agreement the stockholders of CSC will receive stock in NI.

     4. The Articles of Incorporation and Bylaws of NI as existing prior to the effective date of the merger shall continue in full force as the Articles of Incorporation and Bylaws of the surviving corporation.

     5. The complete executed Agreement and Plan of Merger dated as of October 16, 2001, which sets forth the plan of merger providing for the merger of CSC with and into NI is on file at the corporate offices of NI.

     6. A copy of the Merger Agreement will be furnished by NI on request and without cost to any stockholder of any corporation which is a party to the merger.

     7. The plan of merger as set forth in the Agreement and Plan of Merger, has been approved by unanimous consent of the Board of Directors of CSC at a meeting held January 14, 2002.

     8. CSC has 1,000,000 shares of common stock issued, outstanding and entitled to vote on the merger. By Unanimous Consent of Stockholders of CSC dated January 14, 2002, all 1,000,000 shares voted in favor of the merger, which was sufficient to approve the merger.

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     9.        The  plan of merger as set forth in the Agreement and Plan  of
Merger, was unanimously approved by all of the Board of Directors of NI at a meeting held October 8, 2001.

     10. NI has 48,735,000 shares of common stock issued, outstanding and entitled to vote on the merger. By Unanimous Consent of Stockholders of NI dated January 14, 2002, all 48,735,000 shares voted in favor of the merger, which was sufficient to approve the merger.

     11. The manner in which the exchange of issued shares of NI shall be affected is set forth in the Agreement and Plan of Merger.

     IN WITNESS WHEREOF, the undersigned have executed this Certificate of Merger this
14th day of January, 2001.

CORONADO SUBSIDIARY CORP.                    NATUROL, INC.
a Nevada Corporation                    A Nevada Corporation



By/s/ Richard Hethey                              By/s/ Paul McClory
    RICHARD T. HETHEY, President            PAUL McCLORY, President


By/s/ Richard Hethey                              By/s/ Isaac Moss
    RICHARD T. HETHEY, Secretary             ISAAC MOSS, Secretary